UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.     )

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ModusLink Global Solutions, Inc.

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On October 25, 2011, ModusLink Global Solutions, Inc. issued the following news release:

MODUSLINK COMMENTS ON PRELIMINARY PROXY ANNOUNCEMENT

BY PEERLESS SYSTEMS CORPORATION

WALTHAM, Mass., October 25, 2011 — ModusLink Global Solutions(TM), Inc. (NASDAQ: MLNK), today commented on the announcement by Peerless Systems Corporation (NASDAQ: PRLS) (“Peerless”) regarding Peerless’ preliminary proxy statement.

ModusLink issued the following statement:

ModusLink recommends that stockholders defer making any determination with respect to the announcement by Peerless, a ModusLink stockholder for less than three months, until they have been advised of the Board’s evaluation of the Peerless nominees and proposals. Stockholders should know that Peerless, which has recently sold approximately nine percent of its ModusLink stock holdings, acknowledges in its preliminary proxy statement that its nominees “do not have specific plans as of this date with respect to enhancing the value of the Company.”

ModusLink values the opinions of all stockholders, has a track record of working with stockholders and has been reasonable and open to a resolution in its discussions with Peerless. Peerless has instead chosen to engage the Company in a potentially expensive and distracting proxy contest. Furthermore, Peerless has also denied ModusLink’s request to have the Peerless nominees be interviewed by the Board’s Nominating and Corporate Governance Committee, which is an essential step to ensure that any incoming members of the Board have the necessary skills, background and experience to create value for all stockholders.

ModusLink’s Board and management team have worked diligently to position the Company for success while taking appropriate actions to respond to economic and market factors affecting our clients and our industry. Our driving objective has been to transform ModusLink into a leader in global supply chain management services by pursuing a strategy of strengthening our core business and adding new capabilities that provide ModusLink with a durable competitive advantage. As a result of these efforts, ModusLink has established a unique value proposition and the Company now plays a vital role in the advancement of our clients’ business.

Given the Company’s strong liquidity and balance sheet, with more than $110 million in cash and no debt at the end of fiscal 2011, we believe we are well positioned to continue executing our investing and cost reduction plan to put ModusLink on a trajectory of sustained growth in revenue and profits.

ModusLink noted that its eight member Board of Directors includes seven independent directors.

During the Company’s recent earnings conference call, ModusLink announced details of its investing and cost reduction plan. Key components of the plan include investments in sales and marketing and other initiatives to drive future sales growth, as well as cost alignment initiatives, working capital improvements and a strengthening of the Company’s leadership team.

ModusLink believes that its investing and cost reduction plan will position the Company for revenue growth and improved profitability, and ultimately drive enhanced value for stockholders.

The Company also noted that it has returned more than $96 million to its stockholders since the beginning of fiscal 2008 in the form of an aggregate $40 million special dividend, which was distributed to stockholders in March 2011, and stock buyback programs. Since initiating its buyback programs in early fiscal 2008, the Company has repurchased $56.7 million of ModusLink shares, reducing its total shares outstanding by approximately 12 percent.

About ModusLink

ModusLink Global Solutions, Inc. designs and executes global value chain strategies to solve clients’ cost, time-to-market, customer satisfaction and revenue objectives. Our supply chain, aftermarket, e-Business and entitlement management solutions support the end-to-end product lifecycles of the world’s leading technology and consumer goods companies. ModusLink has more than 25 years of experience executing complex supply chain processes such as sourcing, configuration and fulfillment. We can manage these critical functions seamlessly with a client’s global e-Business initiative or an integrated aftermarket program, including alternative channel recovery for at-risk inventory. Backed by a footprint of more than 25 solution centers in 15 countries, ModusLink clients can react quickly to shifting market dynamics impacting value chain performance and revenues. For more information about ModusLink’s flexible, scalable and sustainable solutions, visit www.moduslink.com or www.valueunchained.com, the blog for value chain professionals.

Forward-Looking Statements

This release contains forward-looking statements, which address a variety of subjects including, for example, the Company’s investment and cost reduction plan and timing and impact of the expected benefits of such program. All statements other than statements of historical fact, including without limitation, those with respect to the Company’s goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the Company’s success, including its ability to meet its revenue, operating income and cost savings targets, maintain and improve its cash position, expand its operations and revenue, lower its costs, improve its gross margins, reach and sustain profitability, reach its long-term objectives and operate optimally, depends on its ability to execute on its business strategy, including the announced investment and costs savings plan and the continued and increased demand for and market acceptance of its services; global economic conditions, especially in the technology sector are uncertain and subject to volatility; demand for our clients’ products may decline or may not achieve the levels anticipated by our clients; the Company’s management may face strain on managerial and operational resources as they try to oversee the expanded operations; the Company may not realize the expected benefits of its restructuring and cost cutting actions; the Company may not be able to expand its operations in accordance with its business strategy; the Company’s cash balances may not be sufficient to allow the Company to meet all of its business and investment goals; the Company may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; the Company derives a significant portion of its revenue from a small number of customers and the loss of any of those customers could significantly damage the Company’s financial condition and results of operations; the Company frequently sells to its supply chain management clients on a purchase order basis rather than pursuant to contracts with minimum purchase requirements, and therefore its sales and the amount of projected revenue that is actually realized are subject to demand variability; risks inherent with conducting international operations; tax rate expectations are based on current tax law and current expected income and may be affected by the jurisdictions in which profits are determined to be earned and taxed, changes in estimates of credits, benefits and deductions, the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties and the ability to realize deferred tax assets; the mergers and acquisitions and IPO markets are inherently unpredictable and liquidity events for companies in the Company’s venture capital portfolio may not occur; and increased competition and technological changes in the markets in which the Company competes. For a detailed discussion of cautionary statements that may affect the Company’s future results of operations and financial results, please refer to the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

Important Additional Information

ModusLink, its directors and certain of its executive officers and employees are participants in a solicitation of proxies in connection with its 2011 annual meeting of stockholders (the “2011 Annual Meeting”). Important information concerning the identity and interests of these persons is available in ModusLink’s preliminary proxy statement filed with the Securities and Exchange Commission (the “SEC”) on October 24, 2011. ModusLink plans to file with the SEC and mail to its stockholders a definitive proxy statement in connection with the 2011 Annual Meeting. Information regarding the identity of the participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the preliminary proxy statement and ModusLink’s Annual Report on Form 10-K for the year ended July 31, 2011. To the extent holdings of ModusLink securities have changed since the amounts printed in the preliminary proxy statement for the 2011 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Copies of ModusLink’s preliminary proxy statement, any other relevant documents and other materials filed with the SEC concerning ModusLink, when filed, may be obtained free of charge at http://www.sec.gov and http://www.ir.moduslink.com. Stockholders should carefully read the proxy statement and the accompanying WHITE proxy card when they become available before making any voting decision.

Contacts:

ModusLink Global Solutions:

Robert Joyce, 781-663-5120

Director, Investor Relations

ir@moduslink.com